UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

This Schedule 14A relates solely to preliminary communications made prior to furnishing shareholders of DallasNews Corporation, a Texas corporation (the “Company”), with a definitive proxy statement relating to a proposed transaction involving the Company, Hearst Media West, LLC, a Delaware limited liability company (“Parent”), and Destiny Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent, whereby the Company would become a wholly owned subsidiary of Parent (the “Merger”).

This Schedule 14A consists of a press release issued by the Company announcing the Company’s filing with the SEC of a preliminary proxy statement with respect to the Merger.

DALLASNEWS CORPORATION FILES PRELIMINARY PROXY STATEMENT

— Reiterates Proposed Merger with Hearst as Path to Certain, Premium Shareholder Value —

DALLAS, TX, August 4, 2025 (GLOBENEWSWIRE) — DallasNews Corporation (Nasdaq: DALN) (the “Company” or “DallasNews”), the holding company of The Dallas Morning News and Medium Giant, today filed a preliminary proxy statement in connection with its pending merger with Hearst, one of the nation’s leading information, services and media companies, for $15.00 per share in cash (the “Hearst Merger”). The preliminary proxy statement is available on the investor relations section of the Company’s website at https://investor.dallasnewscorp.com/sec-filings.

As described in the preliminary proxy statement filing, the DallasNews Board of Directors (the “Board”) continues to believe that the Hearst Merger is in the best interests of shareholders: clear, certain value at a 242% premium based on the closing price of DallasNews’ common stock of $4.39 per share on July 9, 2025, the last full trading day before the Board approved the merger agreement with Hearst (as amended from time to time, the “Hearst Merger Agreement”).

Importantly, Robert W. Decherd, the current owner of a majority of the voting power of DallasNews common stock, has agreed to vote his shares in favor of the Hearst Merger. Mr. Decherd’s support is necessary to obtain the requisite shareholder approval and thus essential to the Hearst Merger or, in fact, any similar proposed transaction.

Alden Global Capital’s Intervention: An Illusory, “Alternative” Transaction That Will Not Be Consummated

On July 22, 2025, the Company received an unsolicited, non-binding proposal (the “Alden Proposal”) from MNG Enterprises, Inc., an affiliate of Alden Global Capital (“Alden”). Alden represented at the time that, “[w]e have been considering a potential transaction with DallasNews for several years,” though such purported interest had never been conveyed to DallasNews prior to July 22nd.

Shortly after the Company’s receipt of the Alden Proposal, Mr. Decherd publicly confirmed his intention to honor his commitment to vote in favor of the Hearst Merger. He further stated that there is no scenario involving Alden or its affiliates as a buyer for DallasNews which he would support. Mr. Decherd’s message was clear: as long as he is the controlling shareholder, Alden will never own DallasNews.

In large part due to the fact that an Alden transaction is impossible to consummate without Mr. Decherd’s approval, DallasNews announced on July 28, 2025 that the Board had reviewed the Alden Proposal and determined that it did not constitute a “Superior Proposal” as that term is defined in the Hearst Merger Agreement.

Despite the insurmountable shareholder approval hurdle that Alden faces in a path to a potential transaction, Alden has now stated their intention to take their case “directly to [DallasNews] shareholders.” While their goal in doing so is unclear, for the Hearst Merger (or any transaction) to be consummated, two-thirds of the shares of Series A common stock, voting as a single class, must vote in favor of a transaction, in addition to two-thirds of the shares of Series B common stock, voting as a single class, and two-thirds of the combined shares of Series A and Series B common stock, voting together as a single class. Mr. Decherd does not control the Series A vote, thus Alden’s ownership stake – and potential efforts to rally other shareholders against the Hearst Merger—makes it increasingly difficult for DallasNews to obtain approval of and close the transaction with Hearst.

Should Alden thwart the Hearst Merger, it will have succeeded only in destroying tens of millions of dollars of potential shareholder value represented by the Hearst Merger. And while they may publicly state otherwise, Alden has no replacement transaction to offer: absent Mr. Decherd’s support, they cannot reach the requisite threshold for shareholder approval of their own deal.

The proposed Hearst Merger is thus clearly the optimal path forward for DallasNews shareholders. Indeed, it is the sole path at this point that will deliver certain, premium value to shareholders.

J.P. Morgan Securities LLC is serving as exclusive financial advisor to DallasNews. Haynes Boone is serving as legal advisor to DallasNews.

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News, a leading daily newspaper, is renowned for its excellent journalistic reputation, intense regional focus, and close community ties. As a testament to its commitment to quality journalism, the publication has been honored with nine Pulitzer Prizes. Medium Giant, an integrated creative marketing agency with offices in Dallas and Tulsa, works with a roster of premium brands and companies. In 2024, the agency earned top industry recognition, winning an AAF Addy and the AMA DFW Annual Marketer of the Year Award for Campaign of the Year, along with six prestigious Davey Awards. Medium Giant is a wholly owned business of DallasNews Corporation. For additional information, visit mediumgiant.co.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among other things, the industry and markets in which the Company operates, and the transactions described in this communication. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Hearst Merger Agreement; (ii) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Hearst Merger Agreement or the Company’s implementation of a shareholder rights plan (the “Rights Plan”); (iii) the inability to complete the proposed Hearst Merger due to the failure to obtain the requisite approval of the Company’s shareholders or the failure to satisfy other conditions to completion of the Hearst Merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Hearst Merger; (v) the impact, if any, of the announcement or pendency of the Hearst Merger on the Company’s relationships with customers or other commercial partners; (vi) the amount of the costs, fees, expenses and charges related to the Hearst Merger and the Rights Plan; (vii) the ability of the Rights Plan to protect shareholders’ interests and to effectively ensure that the Board has sufficient time to make informed judgments that are in the best interests of the Company and its shareholders; and (viii) other risks described in the Company’s public disclosures and filings with the Securities and Exchange Commission (the “SEC”). All forward-looking statements speak only as of the date of this communication or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.

Additional Information and Where to Find It

This communication is being made in connection with the proposed merger transaction involving the Company and Hearst. In connection with the proposed transaction, the Company has filed a preliminary proxy statement and plans to file a definitive proxy statement with the SEC. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or with respect to the proposed transaction. Promptly after filing a definitive proxy statement with the SEC in connection with the proposed transaction, the Company will mail the definitive proxy statement and a WHITE proxy card to each shareholder entitled to vote at the special meeting of shareholders to consider the approval of the Merger Agreement. SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT (AND, WHEN IT BECOMES AVAILABLE, THE DEFINITIVE PROXY STATEMENT) CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. In addition, the preliminary proxy statement (and, when it becomes available, the definitive proxy statement)and the documents incorporated therein by reference are available free of charge at the SEC’s website, www.sec.gov. The preliminary proxy statement (and, when it becomes available, the definitive proxy statement) and the documents incorporated therein by reference also may be obtained for free at the Company’s website, dallasnewscorporation.com, or by contacting the Company at (214) 977-8869.

Participants in the Solicitation

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is included in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 26, 2025, and is incorporated by reference in the preliminary proxy statement.

Contacts
Media: Kekst CNC	Investors
Jonathan Morgan	Katy Murray, President
jonathan.morgan@kekstcnc.com	214-977-8869
kmurray@dallasnews.com